Exhibit 10.4.2

Form of Option Agreement

This option agreement (“Option Agreement”) evidences the grant to [            ] (the “Participant”) by Chipotle Mexican Grill, Inc. (the “Company”) of the non-qualified option to purchase shares of Common Stock provided for below (the “Option”) pursuant to the Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan (the “Plan”). This Option Agreement and the Option granted hereunder is expressly subject to all of the terms, definitions and provisions of the Plan as it may be amended and restated from time-to-time. Capitalized terms used in this Option Agreement and not defined herein shall have the meanings attributed to them in the Plan.

1. Grant Date and Term. The date on which the Option is granted is Option [            ] (the “Grant Date”). The term of the Option is from the Grant Date until the seventh anniversary of the Grant Date, subject to earlier termination of employment.

2. Number of Shares Subject to Option; Type of Option. The number of shares of the Company’s Class A Common Stock (“Shares”) subject to the Option is [            ]. The Option is a “non-qualified stock option” which is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

3. Exercise Price. The Exercise Price of the Option is $[            ] per Share.

4. Vesting. Subject to the provisions of the Plan and the Participant’s continued employment with the Company, the Option shall vest as to all Shares subject to the Option on the third anniversary of the Grant Date. No accelerated vesting shall occur except as provided in the Plan, as determined by the Committee or as described in Section 10, 11 or 12 of this Agreement.

5. Exercise of Option.

a) Exercise. Except as provided in the Plan, the Participant may exercise a vested Option, in whole or in part, at any time during the term of the Option by providing written notice to the Company stating the number of shares in respect of which the Option is being exercised accompanied by payment of the aggregate Exercise Price. Such written notice may be delivered in person or by certified mail to the Corporate Secretary of the Company or in such other form or manner as the Committee may approve or any administrative agent engaged by the Company may specify for such purpose. The Option may not be exercised with respect to a number of Shares that is less than the lesser of (i) twenty-five or (ii) the total number of Shares remaining available for exercise pursuant to this Option Agreement.

b) Payment. In order for an exercise of the vested Option to be effective, the Participant must pay the aggregate Exercise Price and all required withholding taxes with respect to the Shares being purchased. Such payment shall be made to the Company in cash or pursuant to such other payment terms and arrangements as the Committee may accept as set forth in Section 7.

6. Transferability of Option.

The Options granted hereby shall not be transferable except in accordance with the following provisions:

a) Limit on Transfers. During the Participant’s lifetime, all Options shall be exercisable only by the Participant or by the legal guardian of a disabled Participant.

b) Dispositions to Beneficiaries. A Participant shall have the right to designate a beneficiary who shall be entitled to exercise the Participant’s Options (subject to their terms and conditions) following the Participant’s death, and to whom any amounts payable following the Participant’s death shall be paid. Such designation shall be made in such manner and in accordance with such procedures as may be established by the Committee from time to time. If no beneficiary designation has been made to the Committee at the time of a Participant’s death, then the Participant’s beneficiary shall be deemed to be the Participant’s estate or heirs pursuant to the laws of descent and distribution. In order to exercise a Option after the Participant’s death, the beneficiary, or if no beneficiary designation has been made the personal representative of Participant’s estate or Participant’s lawful heirs, must agree to be bound by the provisions of the Plan and this Option Agreement and to be treated as the “Participant” under the Plan and the Option Agreement. All references to a “Participant” under the Plan and this Option Agreement shall be deemed to refer to the Participant’s beneficiaries, the personal representative of Participant’s estate or Participant’s heirs, as applicable after his or her death; provided, however, that references in the Plan or this Option Agreement to the employment of a Participant or to the termination of such Employment or to any competitive activity by a Participant shall continue to refer to the employment or any competitive activity of the Participant.

c) Legal Restrictions on Transferability and Exercise. The Option covered hereby may not be exercised in any manner or at any time if the issuance of Shares upon the exercise of the Option or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations (“Regulation G”) as promulgated by the Federal Reserve Board. The Participant agrees that if any of the Shares acquired by exercise of the Option granted hereunder are registered under the Securities Act, no public offering (otherwise than on a national securities exchange, as defined in the Exchange Act) of any Shares acquired by exercise of the Option will be made by the Participant or by any successor under circumstances such that the Participant or such successor may be deemed an underwriter, as defined in the Securities Act.

7. Withholding Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to the Option, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If approved by the Committee in its sole discretion, the minimum required withholding obligations may be settled with Shares, including without limitation Shares otherwise delivered upon exercise of the Option. The obligations of the Company under the Plan and this Option Agreement shall be conditional on such payment, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

8. Applicability of the Plan. The Options and the Shares that may be purchased by exercise of the Options are subject to all provisions of the Plan and all determinations of the Committee made in accordance with the terms of the Plan. By executing this Option Agreement, the Participant expressly acknowledges (i) receipt of the Plan and any current Plan prospectus and (ii) the applicability of all provisions of the Plan to the Option. In the event of any inconsistency between this Option Agreement and the Plan, the Plan shall control.

9. General Termination of Employment. This Section 9 sets forth the normal treatment of a Participant’s Options following the date on which the employment relationship between Participant and the Company (including any subsidiary or parent of the Company) ceases to exist (the “Date of Termination”) where such termination does not result from circumstances described in Sections 10, 11, 12 or 13 below. Notwithstanding any provision of this Section 9 or ensuing Sections 10, 11, 12 or 13 to the contrary, after a Participant’s Date of Termination, no Option may be exercised after the end of its full term specified pursuant to Section 1, unless otherwise determined by the Committee. In addition, the Participant’s Options, and the rights and obligations set forth herein, are subject to amendment, adjustment or termination pursuant to the Plan and/or Section 14:

a) Unvested Options Held on the Date of Termination. Any unvested Options held by the Participant as of the Date of Termination shall immediately expire.

b) Post-Termination Exercise and Expiration. The deadline for Participant’s exercise of any vested Options held by the Participant as of the Date of Termination shall be 90 days after the Date of Termination (the “Exercise Deadline”). Any vested but unexercised Options not exercised on or before the Exercise Deadline shall immediately expire.

10. Economic Termination. In the event that the Committee determines that a Participant’s Employment terminates as a result of a reduction in force or downsizing related to plant or facility closings, technology changes, reorganizations within the Company or a subsidiary of the Company, as applicable, or adverse economic or business conditions then:

a) Unvested Options Held on the Date of Termination. Any unvested Options held by the Participant as of the Date of Termination that are scheduled to vest on or before the first anniversary of the Date of Termination shall vest immediately. Any other unvested Options held by the Participant on the Date of Termination shall immediately expire.

b) Post-Termination Exercise and Expiration. The Exercise Deadline for Participant’s exercise of any vested Options held by the Participant as of the Date of Termination (determined after application of Section 10 (a)) shall be 90 days after the Date of Termination. Any vested but unexercised Options not exercised on or before the Exercise Deadline shall immediately expire.

11. Participant’s Retirement or Becoming a Franchisee. The Company has specified criteria for classification as a “Retiree” for purposes of certain compensation plans which include a requirement that an employee shall have achieved the combined Age and Years of Service (as those terms are defined below) of at least 70. In this Section 11, the term “Age” of a Participant means (as of a particular date of determination), the Participant’s age on that date in whole years and any fractions thereof, and the term “Years of Service” means the number of years and fractions thereof during the period beginning on a Participant’s most recent commencement of employment with the Company or a subsidiary or parent of the Company and ending on such Participant’s Date of Termination. In the event that a Participant meeting the Age and Years of Service criteria for classification as a Retiree retires or if a Participant becomes a franchisee of the Company (or of a subsidiary of the Company whose financial results are consolidated with those of the Company), then provided such Participant gave the Chief Executive Officer of the Company or his or her designee at least six months prior written notice of retirement and additionally agreed for a period of two years after such retirement or acquisition of a franchise not to engage in any “competitive activity” with the Company (as determined from time to time by the Committee), the following special provisions shall apply:

a) Unvested Options Held on the Date of Termination. Any unvested Options held by the Participant as of the Date of Termination that are scheduled to vest on or before the third anniversary of the Date of Termination shall vest immediately. Any other unvested Options held by the Participant as of the Date of Termination shall immediately expire.

b) Post-Termination Exercise and Expiration. The Exercise Deadline for the Participant’s vested Options (determined after application of Section 11(a)) shall be the third anniversary of the Date of Termination. Any unexercised Options held by the Participant shall expire immediately after the Exercise Deadline.

12. Death or Disability. In the event that a Participant’s Employment is terminated by reason of death or disability (for purposes of this Agreement, “disability” shall mean that the Participant is unable to perform his or her job duties due to a medically diagnosed permanent physical or mental condition), the following shall apply:

a) Unvested Options Held on the Date of Termination. Any unvested Options held by the Participant as of the Date of Termination shall immediately vest.

b) Post-Termination Exercise and Expiration. The Exercise Deadline for any Options held by the Participant (or his or her beneficiaries or estate, in the case of death) on the Date of Termination shall be the third anniversary of the Date of Termination. Any unexercised Options held by the Participant (or his or her beneficiaries or estate, in the case of death) shall expire immediately after the Exercise Deadline.

13. Termination For Cause. In the event that the Company determines a Participant’s Employment is terminated for Cause (as defined in the Plan), any Options held by such Participant on the Date of Termination, whether vested or unvested, shall immediately expire.

14. Modification; Waiver. Except as provided in the Plan or this Option Agreement, no provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged, provided that any change that is advantageous to Participant may be made by the Committee without Participant’s consent or written signature or acknowledgement. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Participant acknowledges and agrees that the Committee has the right to amend an outstanding Option in whole or in part from time-to-time if the Committee believes, in its sole and absolute discretion, such amendment is required or appropriate in order to conform the Option to, or otherwise satisfy any legal requirement (including without limitation the provisions of Section 409A of the Code). Such amendments may be made retroactively or prospectively and without the approval or consent of the Participant to the extent permitted by applicable law, provided that the Committee shall not have any such authority to the extent that the grant or exercise of such authority would cause any tax to become due under Section 409A of the Code.

15. Notices. Except as the Committee may otherwise prescribe or allow in connection with communications procedures developed in coordination with any third party administrator engaged by the Company, all notices, including notices of exercise, requests, demands or other communications required or permitted with respect to the Plan, shall be in writing addressed or delivered to the parties. Such communications shall be deemed to have been duly given to any party when delivered by hand, by messenger, by a nationally recognized overnight delivery company, by facsimile, or by first-class mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below:

If to the Participant:

to the Participant’s most recent address on the records of the Company

If to the Company:

Chipotle Mexican Grill, Inc.

1543 Wazee

Denver, CO 80202

Attn: Human Resources Executive Director

Facsimile: 303-222-2500

(or to such other address as the party in question shall from time to time designate by written notice to the other parties).

16. Governing Law. Except to the extent that provisions of the Plan are governed by applicable provisions of the Code or other substantive provisions of federal law, the Plan and all Options made and actions taken thereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

CHIPOTLE MEXICAN GRILL, INC.

By:
[NAME OF PARTICIPANT]